CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Statements of Additional Information constituting parts of this Post-Effective Amendment No. 98 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated December 10, 1996, relating to the financial statements and financial highlights appearing in the October 31, 1996 Annual Reports to Shareholders of Colonial
Global Equity Fund, Colonial Global Natural Resources Fund and
Colonial Growth Shares Fund, each a series of Colonial Trust III, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings
"The Fund's Financial History" in the Prospectuses and
"Independent Accountants" in the Statements of Additional
Information.


Price Waterhouse LLP
Boston, Massachusetts
July 24, 1997